Exhibit 99.1

Intersect ENT Reports Fourth Quarter and Full Year 2017 Results

MENLO PARK, Calif.—February 27, 2018 — Intersect ENT, Inc. (NASDAQ:XENT), a company dedicated to improving the quality of life for patients with ear, nose and throat conditions, today reported financial results for the fourth quarter and year ended December 31, 2017.

Recent Business Highlights

•	In December 2017, the U.S. Food and Drug Administration (FDA) approved the SINUVA™ (mometasone furoate) Sinus Implant, a new targeted approach to treating recurrent nasal polyp disease in patients who have had previous ethmoid sinus surgery.

•	In November 2017, the company commenced the ENCORE study, a 50-patient prospective, multicenter, open-label study focused on evaluation of the safety of repeat placement of SINUVA in chronic sinusitis patients with nasal polyps. Patient enrollment was completed in January 2018.

•	In November 2017, the Journal of the American Medical Association – Otolaryngology-Head & Neck Surgery published a pivotal study of PROPEL® Contour steroid releasing sinus implant, concluding that frontal sinus surgery followed by placement of PROPEL Contour significantly minimizes scarring and inflammation, reducing the need for post-operative surgical and medical interventions compared to standard frontal sinus surgery.

•	In October 2017, at the 4th Congress of European ORL-HNS, the co-principal investigator presented the results from RESOLVE II, a randomized, blinded, sham-controlled pivotal phase III trial which assessed the safety and efficacy of SINUVA. As previously reported, the study met the co-primary efficacy endpoints and four pre-specified secondary efficacy endpoints. The study was published in the International Forum of Allergy & Rhinology in January 2018.

Fourth Quarter Financial Results

Total revenue grew to $29.5 million for the fourth quarter of 2017 compared to $24.2 million for the same period of 2016, an increase of 22%. The increase in revenue was attributable primarily to growth in adoption of the PROPEL® family of products.

Gross profit for the fourth quarter of 2017 was $24.4 million, representing an 83% gross margin, compared to $20.3 million in the same period of the prior year, representing an 84% gross margin. The decrease in gross margin was attributable primarily to inefficiencies associated with ramping up production of PROPEL Contour, which received FDA approval in early 2017.

Operating expenses for the fourth quarter of 2017 were $27.9 million compared to $25.4 million in the same period of the prior year, an increase of 10%. R&D expenses were consistent at $5.6 million for both periods. SG&A expenses increased to $22.3 million from $19.8 million, primarily driven by an increase in headcount.

Full Year 2017 Financial Results

Total revenue grew to $96.3 million for 2017 compared to $78.7 million for 2016, an increase of 22%. The increase in revenue was attributable primarily to growth in adoption of the PROPEL family of products.

Gross profit for 2017 was $80.8 million, representing an 84% gross margin, compared to $65.7 million in 2016, representing an 83% gross margin. The increase in gross margin was attributable primarily to an increase in average selling price.

Operating expenses for 2017 were $98.4 million compared to $91.8 million for 2016, an increase of 7%. R&D expenses decreased to $18.4 million from $18.9 million primarily due to a decrease in clinical trial costs offset in part by an increase in personnel costs. SG&A expenses increased to $80.0 million from $72.9 million, primarily driven by an increase in headcount.

Cash, cash equivalents and short-term investments totaled $102.3 million as of December 31, 2017, compared with $103.9 million as of December 31, 2016.

Outlook

The company continues to forecast full year 2018 revenue of $111 to $116 million, including an estimated 8% contribution from SINUVA product sales, and first quarter 2018 revenue of $23.2 to $23.7 million. The company continues to expect to launch SINUVA commercially in the second quarter of 2018.

The company expects full year 2018 gross margin of approximately 81% to 82% and operating expenses for the year of $113 to $115 million.

Webcast and Conference Call Information

Intersect ENT will host a conference call today at 4:30 p.m. ET to discuss the company’s fourth quarter and full year 2017 results and business outlook. To access the conference call via the internet, go to the “Investor Relations” page of the company’s web site at www.intersectENT.com. To access the live conference call via phone, dial 1-844-850-0548 and ask to join the Intersect ENT call. International callers may access the live call by dialing 1-412-317-5205. Participants may expedite telephone access by pre-registering for the call using the following link: http://dpregister.com/10116624.

A replay of the conference call may be accessed that same day after 8:00 p.m. ET at www.intersectENT.com or via phone at 1-877-344-7529 or 1-412-317-0088 for international callers. The reference number to enter the replay of the call is 10116624. The dial-in replay will be available for a week after the call and via the internet for approximately one month.

About Intersect ENT

Intersect ENT is dedicated to transforming ear, nose and throat care by providing innovative, clinically meaningful therapies to physicians and patients. The company’s steroid releasing implants are designed to provide mechanical spacing and deliver targeted therapy to the site of disease. In addition, Intersect ENT is continuing to expand its portfolio of products based on the company’s unique localized steroid releasing technology and is committed to broadening patient access to less invasive and more cost-effective care.

For additional information on the company or the products including risks and benefits please visit www.IntersectENT.com. For more information about SINUVA, please visit www.SINUVA.com.

Intersect ENT® and PROPEL® are registered trademarks and SINUVA™ is a trademark of Intersect ENT, Inc., Inc.

Forward-Looking Statements

The statements in this press release regarding Intersect ENT’s continued growth and financial outlook are “forward-looking” statements. These forward-looking statements are based on Intersect ENT’s current expectations and inherently involve significant risks and uncertainties. These statements and risks include Intersect ENT’s ability to provide solutions to improve surgical outcomes, Intersect ENT’s ability to expand the use and adoption of its current products and advance its pipeline, Intersect ENT’s ability to obtain and maintain FDA or other regulatory approvals, the ability to procure and maintain adequate coverage and reimbursement for our products and/or the procedures in which they are used, Intersect ENT’s projections about 2018 revenue, gross margin and operating expenses, and the commercial launch of SINUVA. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which are described in the company’s filings on Form 10-K, Form 10-Q and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov). Intersect ENT does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

XENT-F

Intersect ENT, Inc.

Jeri Hilleman, 650-641-2105

ir@intersectENT.com

Intersect ENT, Inc.

Condensed Statements of Operations

(in thousands, except percentages and per share data)

(unaudited)

	Three Months Ended		Fiscal Years Ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenue	$29,529	$24,231	$96,301	$78,708
Cost of sales	5,123	3,888	15,499	13,003

Gross profit	24,406	20,343	80,802	65,705
Gross margin	83%	84%	84%	83%
Operating expenses:
Selling, general and administrative	22,298	19,833	80,045	72,926
Research and development	5,618	5,570	18,360	18,890

Total operating expenses	27,916	25,403	98,405	91,816

Loss from operations	(3,510)	(5,060)	(17,603)	(26,111)
Interest income and other, net	358	244	1,240	889

Net loss	$(3,152)	$(4,816)	$(16,363)	$(25,222)

Net loss per share, basic and diluted	$(0.11)	$(0.17)	$(0.56)	$(0.89)

Weighted average common shares used to compute net loss per share, basic and diluted	29,538	28,610	29,119	28,420

Intersect ENT, Inc.

Condensed Balance Sheets

(in thousands)

(unaudited)

	December 31,	December 31,
	2017	2016
Assets
Current assets:
Cash, cash equivalents and short-term investments	$102,320	$103,945
Accounts receivable, net	16,589	14,421
Inventory	8,474	5,613
Prepaid expenses and other current assets	2,908	1,313

Total current assets	130,291	125,292
Property and equipment, net	4,848	4,127
Other non-current assets	436	358

Total assets	$135,575	$129,777

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,400	$3,267
Accrued compensation	13,152	10,152
Other current liabilities	1,125	945

Total current liabilities	17,677	14,364
Deferred rent and other non-current liabilities	679	1,016

Total liabilities	18,356	15,380
Total stockholders’ equity	117,219	114,397

Total liabilities and stockholders’ equity	$135,575	$129,777